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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ocean Energy, Inc.:

We consent to the use of our report dated January 28, 2003, incorporated by reference herein, with respect to the consolidated balance sheets of Ocean Energy, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Ocean Energy, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for derivative financial instruments, effective January 1, 2001.


                                                  /s/ KPMG LLP


Houston, Texas
May 22, 2003